                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary proxy statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive proxy statement

[ ]    Definitive additional materials

[X]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ECO SOIL SYSTEMS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      (1)Title of each class of securities to which transaction applies:
      (2)Aggregate number of securities to which transaction applies:
      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)Proposed maximum aggregate value of transaction:
      (5)Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)Amount Previously Paid:
      (2)Form, Schedule or Registration Statement No.:
      (3)Filing Party:
      (4)Date Filed:

      On June 14, 2000, Eco Soil Systems, Inc. ("Eco Soil") announced that it had entered into an Amendment to the Amended and Restated Asset Purchase Agreement (the "Purchase Agreement") with the J.R. Simplot Company ("Simplot") pursuant to which Eco Soil's subsidiary, Turf Partners, Inc. ("Turf Partners") will sell to Simplot and Simplot will purchase from Turf Partners substantially all of the assets of Turf Partners.

      Copies of Eco Soil's press release announcing the amendment to the sale transaction and the slide presentation used by the chief executive officer during the call are attached. Each of these documents refers to changes to the sale transaction and Eco Soil's business due to the amendment to the Asset Purchase Agreement.

      Eco Soil's shareholders will be asked to vote on the transaction because Turf Partners' assets may be deemed to be "substantially all" of Eco Soil's assets under Nebraska law. All shareholders should read the proxy statement concerning the sale of Turf Partners' assets that will be filed with the SEC and mailed to shareholders. The proxy statement will contain important information that shareholders should consider before making any decision regarding the sale of Turf Partners' assets. The proxy statement will be available, as well as other filings containing information about Eco Soil, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement will also be available, without charge, from Eco Soil by mail to Eco Soil Systems, Inc., 10740 Thornmint Road, San Diego, CA 92127, attention: Investor Relations, telephone: (858) 675-1660.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

      Eco Soil and certain other persons named below may be deemed to be participants in the solicitation of proxies from Eco Soil shareholders to approve the sale of Turf Partners' assets. The participants in this solicitation may include the directors of Eco Soil (William B. Adams, Max D. Gelwix, S. Bartley Osborn, Robert O'Leary, Edward Steele and William Potter) and the following executive officers of Eco Soil: William B. Adams, Chairman and Chief Executive Officer, Max D. Gelwix, President and Chief Operating Officer, and Dennis Sentz, Vice President and Chief Financial Officer. The aforementioned directors and officers of Eco Soil together may be deemed to beneficially own approximately 20% of Eco Soil's common stock.

Set forth below is the press release announcing first quarter results of operations.

COMPANY PRESS RELEASE


For information contact:
William B. Adams, Chief Executive Officer
Ann R. Strobel, Director of Investor Relations
Eco Soil Systems, Inc. - 858-675-1660
Jill Fukuhara or Roslyn Anunciacion
The Financial Relations Board, 310-442-0599


             ECO SOIL ANNOUNCES AMENDMENT TO AGREEMENT TO SELL TURF
                     PARTNERS ASSETS TO J.R. SIMPLOT COMPANY



RANCHO BERNARDO, CA, JUNE 12, 2000 - Eco Soil Systems, Inc. (NASDAQ: ESSI) announced today that it has amended the asset purchase agreement to sell substantially all of the assets of its Turf Partners subsidiary to the J.R. Simplot Company. The amendment provides for a fixed purchase price for Turf Partners' assets that will be payable in cash at the closing of the transaction and will not be subject to adjustments based on an EBITDA calculation contemplated by the original agreement. The total purchase price includes a payment to ESSI of $23 million, assumption of Turf Partners' bank debt of approximately $17 million, and assumption of Turf Partners' liabilities associated with its existing vendors, contracts and leases. In addition, the amendment eliminates the requirement that ESSI deliver a tangible net worth of $3 million, which effectively eliminates ESSI's requirements to repay at least $7 million of inter-company debt to the sub.

William B. Adams, Chairman and Chief Executive Officer, said: "We are very pleased with the terms of this amendment. The fixed purchase price provided by the amendment will benefit Eco Soil and its shareholders by eliminating a potential downward adjustment in the purchase price as provided in the earlier agreement."

At the signing of this amended agreement, Simplot has agreed to provide a $2 million letter of credit and a loan of $3 million to be used for working capital purposes. The $3 million loan is to be repaid at the close of the transaction.

The transaction is subject to customary closing conditions, including the approval of Eco Soil shareholders and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, which is expected to end in mid-July.

In addition to the amendment to the asset purchase agreement, Eco Soil and Simplot have agreed to the terms of two distribution and supply agreements, and one field trial agreement. In the first agreement between Turf Partners and Eco Soil Systems, Simplot has agreed to purchase a minimum of $5 million of FreshPack-TM- product over the first two years of a five-year agreement. Adams noted, "Our proprietary product sales in turf are secured under this distribution and supply agreement, and should continue to grow." In the second agreement, Simplot has agreed to a market test of Eco Soil's proprietary products in ten of its SoilBuilders stores.

Adams further noted, "With the purchase price fixed and the distribution and supply agreements in place, we have given our Company the best chance to grow. Management's top priority is now directed towards accelerating sales of our proprietary products by focusing on new markets, specifically production agriculture, golf, and specialty agricultural markets. We hope to do this while also reducing our fixed expenses at the parent level."

Eco Soil develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop maintenance problems in the golf and agricultural industries. Its proprietary products evolve from the BioJect-Registered Trademark-, a patented and EPA approved device that cultures and dispenses biological products through irrigation systems, and are sold under the Fresh Pack-TM- or the BioJect-Registered Trademark- brands. Eco Soil's Internet site address is http://www.ecosoil.com.

The statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the company, including those listed under the caption "factors that may affect future performance" in the company's annual report on Form 10-K filed April 14, 2000 and subsequent quarterly filings including Form 10-Q filed May 15, 2000.

Set forth below are copies of the slides the Chief Executive Officer used during his presentation.


                             ECO SOIL SYSTEMS, INC.

                                 JUNE 14, 2000

     NEW DEVELOPMENT IN SIMPLOT DEAL

     -    Sales price is fixed

     -    Distribution & supply agreements finalized

     -    Subject to affirmative shareholder vote, scheduled in July 2000

                             SALES PRICE EVALUATION


                           Old (floating)                     New (fixed)
                           --------------                     -----------
Formula:                   6 X 2000 EBITDA                        None


Set-offs:         -        Avg. bank borrowings                   None
                  -        NTA less than $3,000,000
                  -        Past due payables
                           --------------                     -----------

Minimum cash to ESSI:      $15 million                        $23 million


                           BOTTOM LINE (SALES PRICE)

================================================================================


- New deal - Net to ESSI:             $23 million

- Assumption of Bank Debt:            $17 million

- Assumption of Trade Debt:           $13 million

- Requirement to repay $7 mm
  of inter-company debt eliminated:   $ 7 million
                                      -----------

Total Purchase Price:                 $60 million


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


DISTRIBUTION AGREEMENTS

TURF:    - 5 year exclusive for proprietary products
         - 2 year FreshPack-TM- portion guaranteed $7 million in retail sales, $5 million at wholesale
         - Defined territories

AG:      - Market trial leading to general distribution
         - 10-store test by Fall 2000
         - Field Trials - 500 acres: Soil Remediation

                              FINAL POINTS TO MAKE

================================================================================

-        When TP grows:
         - Proprietary sales in golf grow
         - Simplot has big plans
         - We will try to hold our %

-        Product Strategy in the future aimed at bigger markets

-        Business Plan:
         - Take corporate expenses down
         - Make Ag Supply a profit center
         - Grow proprietary in Production Ag, Specialty Ag, Specialty Turf, and Golf

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